Microsoft Word 10.0.3416;T. ROWE PRICE INTERNATIONAL FUNDS, INC.
         T. Rowe Price International Bond Fund
         T. Rowe Price Emerging Markets Bond Fund

The funds' investment strategy has been revised to comply with the 80% name test.